                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                             Fiscal Years Ended
                            --------------------------------------------------
                            Jan. 30,   Jan. 31,   Jan. 25,   Jan. 27,   Jan. 25
                              1999       1998       1997       1996      1995
                              ----       ----       ----       ----      ----
NET EARNINGS
Net income from continuing
operations                   $   3      $ 213      $ 209      $  29     $  23

Income tax expense (benefit)   (42)       120        139         34        41

Interest expense, excluding
    capitalized interest        57         36         53         91        85

Portion of rents deemed
   representative of the
      interest factor (1/3)    180        163        162        157       150
                              ----       ----       ----       ----      ----
                             $ 198     $  532     $  563      $ 311     $ 299
                              ====       ====       ====       ====      ====

FIXED CHARGES
Gross interest expense          64         36         53         91        85


Portion of rents deemed
   representative of the
      interest factor (1/3)    180        163        162         157      150
                              ----       ----       ----        ----     ----
                             $ 244    $   199     $  215      $  248    $ 235
                              ====       ====       ====        ====     ====

RATIO OF EARNINGS TO FIXED
   CHARGES                     0.8        2.7        2.6         1.3      1.3
                              ====       ====       ====        ====     ====


Earnings were not adequate to cover fixed charges by $46 million for the fiscal year ended January 30, 1999.